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The Board of Directors
Argo Bancorp, Inc.




We consent to incorporation by reference in the Registration Statements on Forms S-8 (File Numbers 33-59856, 33-59858, 33-59860, 33-87202, and 33-13047) of Argo
Bancorp, Inc. of our report dated March 24, 1998, relating to the consolidated statements of financial condition of Argo Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears on Form 10-K of Argo Bancorp, Inc.




Chicago, Illinois
March 30, 1998